

<ARTICLE> 5
<MULTIPLIER> 1,000

<PERIOD-TYPE>                   6-MOS                   3-MOS
<FISCAL-YEAR-END>                          MAR-31-1999             MAR-31-1999
<PERIOD-START>                             APR-01-1998             JUL-01-1998
<PERIOD-END>                               SEP-30-1998             SEP-30-1998
<CASH>                                          24,805                       0
<SECURITIES>                                         0                       0
<RECEIVABLES>                                    8,264                       0
<ALLOWANCES>                                         0                       0
<INVENTORY>                                     16,988                       0
<CURRENT-ASSETS>                                     0                       0
<PP&E>                                         316,214                       0
<DEPRECIATION>                                (97,880)                       0
<TOTAL-ASSETS>                                 903,403<F1>                   0
<CURRENT-LIABILITIES>                                0                       0
<BONDS>                                        683,675<F2>                   0
<PREFERRED-MANDATORY>                                0                       0
<PREFERRED>                                          0                       0
<COMMON>                                        41,391                       0
<OTHER-SE>                                    (50,439)                       0
<TOTAL-LIABILITY-AND-EQUITY>                   903,403<F3>                   0
<SALES>                                              0                       0
<TOTAL-REVENUES>                               242,909                 124,975
<CGS>                                                0                       0
<TOTAL-COSTS>                                  159,723                  82,155
<OTHER-EXPENSES>                                59,568<F4>              30,551
<LOSS-PROVISION>                                     0                       0
<INTEREST-EXPENSE>                              32,387                  16,844
<INCOME-PRETAX>                                (8,769)                 (4,575)
<INCOME-TAX>                                   (2,231)<F5>             (1,083)
<INCOME-CONTINUING>                            (6,538)                 (3,492)
<DISCONTINUED>                                       0                       0
<EXTRAORDINARY>                                      0                       0
<CHANGES>                                            0                       0
<NET-INCOME>                                   (6,538)<F6>             (3,492)
<EPS-PRIMARY>                                        0                       0
<EPS-DILUTED>                                        0                       0

<F1>1. Total Assets:
Includes Advance Rental Payments of $77,693, Contract Rights of $418,349, and Goodwill of $112,558, each net of accumulated amortization, at September 30, 1998.
<F2>2. Bonds:
Includes $296,655 of 11 3/4% senior notes, as well as debt outstanding under a credit facility of $381,861 at September 30, 1998.
<F3>3. Total Liabilities:
Includes Accrued Rental Payments of $26,861 and Accrued Interest of $14,303, at September 30, 1998.
<F4>4. Other Expenses:
Includes stock based compensation charges of $361 and $564 for the quarter and six months ended September 30, 1998.
<F5>5. Income Tax:
The provision (benefit) for income taxes consists of $139 and $246 currently payable and ($1,222) and ($2,477) deferred, for the quarter and six months ended September 30, 1998.
<F6>6. Net Income:
In addition, EBITDA of $79,275 (earning before interest, income taxes, depreciation and amortization) before the deduction for the stock-based compensation charge was generated for the reported period. EBITDA is a meaningful measure of a company's ability to service debt.

